                                                                     EXHIBIT 3.3

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              E*TRADE GROUP, INC.



     FIRST. The name of the corporation is E*TRADE Group, Inc. (the ``Corporation'').

     SECOND. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. (a) The Corporation is authorized to issue two classes of stock to be designated, respectively, ``Common Stock'' and ``Preferred Stock.'' The total number of shares that the corporation is authorized to issue is Fifty-One Million (51,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, $0.01 par value per share. One Million (1,000,000) shares shall be Preferred Stock, $0.01 par value per share, of which 100,000 shares shall be designated Series A Preferred Stock, 20,336 shares shall be designated Series B Preferred Stock and 11,180 shares shall be designated Series C Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and such other series of Preferred Stock as shall be designated are collectively referred to as ``Preferred Stock.''

          (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of

                                      1.
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Directors is also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issuance of shares of that series and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not to decrease such number below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          (c) A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the holders thereof is as follows:

          1.  Dividends.  The Series A Preferred Stock, Series B Preferred Stock
              ---------
and Series C Preferred Stock shall not be entitled to any annual or other dividend, except and to the extent that if any cash dividend is declared and paid on the Common Stock after the date on which a share of a series of Preferred Stock was first issued (the ``Original Issue Date''), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be entitled to receive a cash dividend equivalent to that paid on the Common Stock on an as-if-converted basis as described in Subsection 3 below.

          2.  Voting Rights; Directors.  Each holder of shares of the Series A
              ------------------------
Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock could be converted on the record date for the vote or consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holder of each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law or these Restated Articles of Incorporation to be submitted to a class vote. Fractional votes by the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall not, however, be permitted.

          3.  Conversion.
              ----------

          (a)  Right to Convert.  The holders of Series A Preferred Stock,
               ----------------
     Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows:

               (i) Series A Preferred Stock.  Each share of Series A Preferred
                   ------------------------
     Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $123.00 by the Series A Conversion Price,

                                      2.

     determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the ``Series A Conversion Price'') shall initially be $2.05 per share of Common Stock. The initial Series A Conversion Price shall be adjusted as hereinafter provided.

               (ii) Series B Preferred Stock.  Each share of Series B Preferred
                    ------------------------
     Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $140.00 by the Series B Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the "Series B Conversion Price") shall initially be $2.3333333 per share of Common Stock. The initial Series B Conversion Price shall be adjusted as hereinafter provided.

               (iii)  Series C Preferred Stock.  Each share of Series C
                      ------------------------
     Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $805.00 by the Series C Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the "Series C Conversion Price") shall initially be $13.4166666 per share of Common Stock. The initial Series C Conversion Price shall be adjusted as hereinafter provided.

          (b) Automatic Conversion.  Each share of Series A Preferred Stock
              --------------------
     shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-effective Series A Conversion Price, each share of Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-effective Series B Conversion Price and each share of Series C Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-effective Series C Conversion Price, immediately upon the earlier of (A) receipt by the Corporation of the written consent to or request for such conversion from holders of at least a majority of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, then outstanding, or (B) the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), which offering results in the Company and its Common Stock being listed on the National Association of Securities Dealers National Market System, the American Stock Exchange or the New York Stock Exchange, other than a registration relating solely

                                      3.

     to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, the aggregate proceeds to the Corporation and/or any selling stockholders (after deduction of underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which exceed $7,500,000 (a ``Qualified initial Public Offering'').

          (c)  Mechanics of Conversion.
               -----------------------

               (i) Before any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he or she elects to convert the same, the number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock which he or she wishes to convert, and shall state therein the name or names in which he or she wishes the certificate or certificates of shares for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid, and, if less than all of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock represented by such certificate or certificates surrendered to the Corporation are to be converted, a certificate for the number of unconverted shares of Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock until immediately prior to the closing of such sale of securities.

                                      4.
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          (d)  Adjustments to Series A Conversion Price, Series B Conversion
               -------------------------------------------------------------
     Price and Series C Conversion Price for Stock Dividends and for
     ---------------------------------------------------------------
     Combinations or Subdivisions of Common Stock.  In the event this
     --------------------------------------------
     Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          (e)  Adjustments for Reclassification and Reorganization.  If the
               ---------------------------------------------------
     Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Subsection 3(d) above or a merger or other reorganization referred to in Subsection 4(c) below), the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock immediately before that change.

          (f)  Certificates as to Adjustments.  Upon the occurrence of each
               ------------------------------
     adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this Subsection 3, the Corporation shall promptly furnish or cause to be furnished to each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment

                                      5.

     or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

          (g)  Issue Taxes.  The Corporation shall pay any and all issue and
               -----------
     other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (h)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
     shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of shares of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

          (i)  Fractional Shares.  No fractional share shall be issued upon the
               -----------------
     conversion of any share or shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                                      6.

          (j)  Notices.
               -------

               (i) In the event that this Corporation shall propose at any time:

                    (A) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (B) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                    (C) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (D) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property, assets or business, or to liquidate, dissolve or wind up;

               then, in connection with such event, the Corporation shall send to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock:

                    (1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in Subsection 3(j)(i)(C) or (D) above; and

                    (2) in the case of the matters referred to in Subsection 3(j)(i)(C) and (D) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon the occurrence of such event or such earlier date, if any, on which a record shall be taken of the holders of Common Stock who shall be entitled to exchange their Common Stock).

          (ii) Any notice required by the provisions of this Subsection 3 to the holders of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage

                                      7.

     prepaid, and addressed to each holder of record at the address appearing on the books of the Corporation.



          4.   Liquidation Preference.
               ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the holders of any other series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, with respect to the holders of (i) Series A Preferred Stock, an amount equal to $123.00 per share, (ii) Series B Preferred Stock, an amount equal to $140.00 per share, (iii) Series C Preferred Stock, an amount equal to $805.00 per share, and (iv) any other series of Preferred Stock, an amount equal to the price at which a share of such series of Preferred Stock was first issued (the ``Original Issue Price'') per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), for each share of such series of Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the holders of any other series of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the holders of any other series of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) After payment to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the holders of any other series of Preferred Stock of the amounts set forth in Subsection 4(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

          (c) Any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or an affiliate thereof (other than a mere reincorporation transaction), or a sale of all or substantially all of the assets of the Corporation or a transaction or series of related transactions (other than a public offering of the Corporation's securities or the sale of its Preferred Stock) in which the Corporation issues shares representing more than 50 percent of the voting power of the Corporation immediately after giving effect to such transaction (any such transaction

                                      8.

     a ``Transaction''), shall be treated as a liquidation, dissolution or winding up for purposes of this Subsection 4. Any securities to be delivered to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock pursuant to such a Transaction shall be valued as follows:

               (i) Securities not subject to lock-up or other similar restrictions on free marketability:

                    (A) If traded on a securities exchange or reported on a national inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 day period ending three (3) days prior to the closing of the Transaction;

                    (B) If actively traded over the counter and not reported on a national inter-dealer quotation system, the value shall be deemed to be the average of the closing bid prices over the 30 day period ending three (3) days prior to the closing of the Transaction;

                    (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors of the Corporation and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, within ten (10) days after the Board of Directors gives notice to such holders that such determination is required; and

                    (D) If the fair market value cannot be determined pursuant to, and within the time specified in Subsection 4(c)(i)(C) above (such event, a ``Failure to Agree''), then the fair market value shall be determined as follows:

                         (1) The Board of Directors and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, shall each, within ten (10) days of a Failure to Agree, appoint one independent appraiser. If either party fails to timely select an appraiser, then the fair market value shall be deemed to equal the appraisal made by the appraiser selected by the other party, which shall be made within twenty (20) days following the appointment of such appraiser.

                         (2) If both appraisers are timely selected, such two appraisers shall in turn, no later than ten (10) days following the appointment of the second appraiser, select a third appraiser, which group of three appraisers shall then determine

                                      9.

                    the fair market value, within twenty (20) days following the appointment of the third appraiser. The fair market value shall be conclusively deemed to equal the average of the three appraisals. If any one appraiser fails to make a determination of fair market value within the applicable time period set forth herein, the fair market value shall be deemed to equal the average of the other two timely appraisals; or, if two appraisers fail to make a determination of fair market value within the applicable time period set forth herein, the fair market value shall be deemed to equal the sole timely appraisal.

                         (3) If the appraiser or appraisers selected pursuant to this Subsection 4(c)(i)(D) shall fail to make a determination of fair market value within the applicable time period set forth herein, the Board of Directors shall have the authority to proceed with the closing of the Transaction, subject to the later determination of fair market value pursuant to this Subsection 4(c)(i)(D).

               (ii) The method of valuation of securities subject to lock-up or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Subsection 4(c)(i)(A), (B) or (C) above to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors of the Corporation and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock or, if applicable, shall be in accordance with Subsection 4(c)(i)(D), giving appropriate weight, if any, to such restrictions.

          5.  No Reissuance of Series A Preferred Stock, Series B Preferred
              -------------------------------------------------------------
Stock or Series C Preferred Stock.  No share or shares of Series A Preferred
- ---------------------------------
Stock, Series B Preferred Stock or Series C Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may, from time to time, take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

          6.  Restrictions and Limitations.  So long as shares of the Series A
              ----------------------------
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or shares of any other series of Preferred Stock, as the Certificate of Incorporation may provide, are outstanding, the corporation shall not without first obtaining approval of holders of a majority of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting separately as a series, and, if the Certificate of Incorporation so provide, of holders of a majority of such other series of Preferred Stock then outstanding:

                                      10.

     (a) Effect the sale, merger or liquidation of the Corporation, or the sale, lease or other disposition of all or substantially all of the Corporation's assets;

     (b) Effect any change in material accounting methods or policies of the Corporation; or

     (c) Effect any material amendment to the Certificate of Incorporation or the Bylaws of the Corporation, or any amendment of this Subsection 6.

     FIFTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized to make, alter or repeal any or all of the Bylaws of the Corporation; provided, however, that any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of Directors shall require the affirmative vote of two-thirds of the total number of Directors which the Corporation would have if there were no vacancies. In addition, new Bylaws may be adopted or the Bylaws may be amended or repealed by the affirmative vote of at least 66-2/3 percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article FIFTH.

     SIXTH. (a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

             (b) Special meetings of stockholders of the Corporation may be called only by the (i) Chairman of the Board of Directors, (ii) President, (iii) Chairman or the Secretary at the written request of a majority of the total number of Directors which the Corporation would have if there were no vacancies upon not fewer than 10 or more than 60 days' written notice, or (iv) holders of shares entitled to cast not less than 10 percent of the votes at such special meeting upon not fewer than 10 nor more than 60 days' written notice. Any request for a special meeting of stockholders shall be sent to the Chairman and the Secretary and shall state the purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock may be called in the manner and for the purposes provided in the resolutions of the Board of Directors providing for the issue of such stock. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

             (c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the

                                      11.

election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article SIXTH.

     SEVENTH. (a) The number of Directors which shall constitute the whole Board of Directors of this corporation shall be as specified in the Bylaws of this corporation, subject to this Article SEVENTH.

               (b) The Directors shall be classified with respect to the time for which they severally hold office into three classes designated Class I, Class II and Class III, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation. Each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the Director was elected; provided, however, that each initial Director in Class I shall hold office until the annual meeting of stockholders in 1999, each initial Director in Class II shall hold office until the annual meeting of stockholders in 1998, and each initial Director in Class III shall hold office until the annual meeting of stockholders in 1997. Notwithstanding the foregoing provisions of this Article SEVENTH, each Director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

               (c) In the event of any increase or decrease in the authorized number of Directors, (i) each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his early resignation, removal from office or death, and
(ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equally as possible.

               (d) Any Director or the entire Board of Directors may be removed by the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

               (e) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article SEVENTH.

     EIGHTH.   (a)  1.  In addition to any affirmative vote required by law, any Business Combination (as hereinafter defined) shall require the affirmative vote of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class (for purposes of this Article EIGHTH, the ``Voting Shares''). Such affirmative vote shall be required notwith-

                                      12.

standing the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

          2. The term ``Business Combination'' as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of the following clauses (A) through (E):

              (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of an Interested Stockholder; or

              (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary constituting not less than five percent of the total assets of the Corporation, as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

              (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than five percent of the total assets of the Corporation, as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

              (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

              (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder.

                                      13.

          (b) The provisions of section (a) of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if such Business Combination has been approved by two-thirds of the whole Board of Directors.

          (c)  For the purposes of this Article EIGHTH:

                    1. A ``person'' shall mean any individual, firm, corporation or other entity.

                    2. ``Interested Stockholder'' shall mean, in respect of any Business Combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummation of any such transaction

                         (A)  is or was, at any time within two years prior
thereto, the beneficial owner, directly or indirectly, of 10 percent or more of the then outstanding Voting Shares, or

                         (B)  is an Affiliate or Associate of the Corporation
and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of 10 percent or more of the then outstanding Voting Shares, or

                         (C)  is an assignee of or has otherwise succeeded to
any shares of capital stock of the Corporation which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

                    3. A ``person'' shall be the ``beneficial owner'' of any Voting Shares

                         (A)  which such person or any of its Affiliates and
Associates (as hereinafter defined) beneficially own, directly or indirectly, or

                         (B)  which such person or any of its Affiliates or
Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or

                                      14.

                         (C)  which are beneficially owned, directly or
indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

                    4. The outstanding Voting Shares shall include shares deemed owned through application of paragraph 3 above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                    5. ``Affiliate'' and ``Associate'' shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of adoption of this Certificate of Incorporation (the ``Exchange Act'').

                    6. ``Subsidiary'' shall mean any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Exchange Act) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the
                                -----------------
definition of Interested Stockholder set forth in paragraph 2 of this section
(c) the term ``Subsidiary'' shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (d) A majority of the directors shall have the power and duty to determine for the purposes of this Article EIGHTH on the basis of information known to them, (1) whether a person is an Interested Stockholder, (2) the number of Voting Shares beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph 3 of section (c), or (5) whether the assets subject to any Business Combination or the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary constitutes not less than five percent of the total assets of the Corporation.

          (e) Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

          (f) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article EIGHTH.

     NINTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter

                                      15.

prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     TENTH. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, or (4) for any transaction from which the Director derived any improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                      16.